Exhibit 1.6

Field Fisher Waterhouse selects Pivotal to help achieve its ambitious business growth strategy

Northampton, UK – March 16 2006 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that UK law firm Field Fisher Waterhouse(FFW) selects Pivotal CRM to help it achieve its ambitious business long-term growth strategy.

FFW is a full service law firm based in the City of London. With 89 partners, over 600 staff, it assists with a wide range of domestic and international clients, providing advice across a full range of commercial legal issues. Following a two-way evaluation with Tikit’s Interaction Software, Pivotal’s modular CRM application was selected to automate and integrate the business processes of marketing, sales and support services across the law firm.

‘We have adopted an ambitious three year growth strategy and in order to achieve this we realised that we needed to review our existing client care practices and adopt a far more sophisticated customer centric architecture to support the practice,’ commented John Hartle, marketing director at FFW. ‘We felt that Pivotal CRM would be the ideal platform for achieving our growth plans and allow us to get more out of the technology than basic contact management.’

As part of the deal, FFW will take advantage of 600 user licences of the complete Pivotal CRM system, including Pivotal SalesTM, Pivotal ServiceTM, Pivotal Partner ManagementTM and Pivotal MarketingTM encompassing Pivotal MarketFirstTM – a comprehensive marketing automation application designed for the closed loop management of multi-channel campaigns and marketing processes.

‘The single view of the customer has been the mantra of the legal industry since the conception of CRM technology. This being the case, law firms could be forgiven for thinking that having achieved this, they’d succeeded where others have failed,’ commented Mark Carlile, UK Managing Director, CDC Software. ‘But of course, achieving a customer-centric infrastructure is only the beginning. A single view of the customer can only deliver return on investment if it is leveraged to manage profitable customer relationships on an ongoing and long term basis. FFW are driven in their approach to achieve customer centricity over the long term and have proven that they are committed to manage its clients more closely and effectively than ever before.’

The first phase of the project will be rolled out across the whole firm to manage its entire client database; identifying conflicts amongst its client base and automating key marketing processes including event management and direct mail fulfilment. The second phase of the project will further streamline FFW’s business analysis and management decision making by integrating its existing financial and document management systems, this will allow the company to quickly generate business statistics and key financial information.

The CRM and MarketFirst solution includes full support, training and consultancy to support user adoption and integration with existing business processes within the company.

About Field Fisher Waterhouse

FFW is a full service law firm based in the City of London. The firm has recently been described by media commentators as a “firm to watch” and are one of a “surging group of London practices.” With 89 partners, over 180 other lawyers and over 250 support staff, it assists a wide range of domestic and international clients, with advice across a full range of commercial legal issues. Its main areas of practice are IP and technology, corporate and commercial, banking and finance, regulatory and public sector.

The firm has a wide-ranging client base. that includes listed and unlisted companies, multinationals, banks and other financial institutions, professional partnerships, trade associations and Government departments. FFW is part of The European Legal Alliance with nine other law firms. The Alliance has almost 800 lawyers operating in 26 business centres.

About Pivotal Corporation

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organisations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customisation abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganised into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website www.cdccorporation.net.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilised by approximately 4,000 customers worldwide. For more information about CDC Software, please visit the website www.cdcsoftware.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal to address the needs of its legal customers specifically Field Fisher Waterhouse, and the ability of Field Fisher Waterhouse to automate key marketing processes, manage its client base, streamline operations and decision making, integrate existing systems, accelerate growth, generate business statistics and key financial information and improve client relationships with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, but not limited to, such factors as: the conditions of the legal industry; the continued ability of Pivotal solutions to address industry-specific requirements of legal business services; and demand for and market acceptance of new and existing enterprise software and services in the legal product business development of new functionalities which would allow legal companies to compete more effectively and changes in the type of information required to compete in the legal product business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

© 2006 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.